EXHIBIT 99.1
STANDARD & POOR'S	RATINGSDIRECT
RESEARCH Research Update: Central Vermont Affirmed At 'BB+'; Preferred Stock Downgraded To 'B+'
Publication date: Primary Credit Analyst: Secondary Credit Analyst: Credit Rating:	01-Aug-2006 Kenneth L Farer, New York (1) 212-438-1679; kenneth_farer@standardandpoors.com Andrew Watt, CFA, New York (1) 212-438-7868; andrew_watt@standardandpoors.com BB+/Stable/--

Rationale
On Aug. 1, 2006, Standard & Poor's Ratings Services affirmed its 'BB+' corporate credit rating and 'BBB' senior secured bond rating on electric utility Central Vermont Public Service Corp. At the same time, the preferred stock rating was lowered to 'B+' from 'BB-'. The outlook is stable.

     The lowering of the preferred stock rating reflects Standard & Poor's notching criteria for preferred stock of speculative-grade companies. The criteria requires preferred stock to be rated three notches below the corporate credit rating.

     The business risk profile score was revised to '5' from '6' (utility business profiles are categorized from '1' (excellent) to '10' (vulnerable)), reflecting that the company's business composition is almost entirely regulated now that it has divested nearly all of its unregulated operations. The revision also incorporates our view of the company's role as a transmission and distribution provider, despite its long-term take-or-pay contracts and legacy liabilities associated with previously owned generation assets. As of March 31, 2006, total adjusted debt, including capitalized purchase-power agreements as well as tax-effected pension and postretirement benefit obligations, was $484 million. (Purchase-power obligations add about $311 million to adjusted debt, while underfunded or unfunded pension and postretirement obligations add about $39 million.)

     The ratings on Central Vermont reflect a challenging regulatory environment, material off-balance-sheet debt obligations, relatively weak credit measures, and limited flexibility with regard to certain capital expenditures. These concerns outweigh Central Vermont's good customer mix, supply contracts at below-current-market rates, and minimal operating risk.

     Rutland, Vt.-based Central Vermont is an investor-owned electric utility serving roughly 150,000 customers in the state. In 2005, Central Vermont sold its unregulated subsidiary, Catamount Energy Corp., to private equity firm Diamond Castle for $60 million in cash, less certain transaction costs.

     Central Vermont's business risk profile score of '5' reflects the company's challenging relationship with regulators, partly offset by adequate operating risk characteristics, and its good customer demographics. The regulatory environment is characterized by Central Vermont's most recent rate case, in which the company was ordered to implement a 2.75% rate reduction (equivalent to $7.4 million) effective April 1, 2005, and a $6.5 million customer refund, which will likely weaken most credit protection measures. The order was in response to Central Vermont's request for a 5.01% rate increase (equivalent to $13.2 million). Substantive rate relief, beyond the May 2006 6.15% rate increase request, is required for investment-grade credit measures.

     Central Vermont's financial profile is characterized by material off-balance-sheet debt, deteriorating credit measures, and limited flexibility with regard to certain capital expenditures. Central Vermont's purchased-power contracts result in material off-balance-sheet debt. On an adjusted basis, the company is considered aggressively leveraged. Central Vermont purchases about 70% of its capacity requirements under two long-term purchase-power contracts with Entergy Corp. and Hydro-Quebec. Standard & Poor's imputes $311 million in off-balance-sheet debt for these contracts. As a result, adjusted cash flow measures are weak for the rating.

     Central Vermont's adjusted funds from operations (FFO) interest coverage remains below 2x, and adjusted FFO to debt is about 7%. Prior to the mandated refund and rate reduction, adjusted FFO interest coverage was consistently above 2x, with adjusted FFO to debt approaching 10%. Without the adjustments associated with the debt imputation, FFO to total debt would be about 22% and FFO interest coverage would be about 4x.

     Absent rate relief, the company may need external financing to fund its required capital expenditures. Despite management adjustments to the capital budget after the March 2005 rate order, Central Vermont has forecast 2006 capital expenditures of $18 million related to the utility and an investment of about $22.5 million in Vermont Electric Power Co. (VELCO). Although Central Vermont can defer portions of its utility-related capital expenditures, VELCO's system requires upgrading over the next three years. And despite that Central Vermont has no legal obligation to contribute equity to VELCO, it has long-term economic incentives to do so as the main user of VELCO's high-voltage transmission system, which interconnects electric utilities in Vermont. Central Vermont also owns 47% of VELCO's common stock. Due to the economic incentives and ownership position, Standard & Poor's views VELCO-related capital expenditures as somewhat nondiscretionary, and investments are required to maintain VELCO's common equity at 25% of its total capitalization.

Liquidity
Central Vermont maintains sufficient liquidity to cover working-capital requirements (including collateral calls from contract counterparties) and purchase power on the spot market in the event of short-term power supply interruptions or maintenance outages. In the event of a prolonged power supply interruption, the company would need to apply for emergency rate relief.

     At March 31, 2006, Central Vermont had $18 million in unrestricted cash, $64 million of investments, and the full amount available under its $25 million credit facility, which matures in October 2008. At the end of the second quarter, liquidity will be lower, reflecting the completion of the company's share repurchase program. The company has no debt maturities through 2007.

     Based on the current rate plan, operating cash flow will not be sufficient to cover capital expenditures ($18 million planned for 2006), dividends ($12 million annually), pension and postretirement benefit contributions ($16 million already contributed in 2006), and VELCO investments ($35 million to $40 million through 2008) over the intermediate term. To meet these requirements, Central Vermont will likely require external financing.

Recovery analysis
The senior secured first mortgage bonds are rated two notches above the corporate credit rating with a recovery rating of '1', indicating expectations for a full recovery of principal in a payment default scenario. Central Vermont's balance sheet at March 31, 2006, included net utility plant of $291 million (1.7x Central Vermont's bonding capacity). This figure, reduced for certain items, secures its $110.5 million of first mortgage bonds and $16.9 million of secured LOCs. Limitations in the bond indenture that hold the amount of outstanding first mortgage bonds to 70% of the net utility plant less a reserve also support prospects for recovery.

Outlook
The stable outlook on Central Vermont reflects expectations that credit measures will remain weak but acceptable, absent material rate relief. We could revise the outlook to positive if regulators grant substantive rate relief, although this is unlikely over the near term. We could revise the outlook to negative if cash flow measures decline or if Central Vermont pursues significant discretionary capital projects.

Ratings List

Ratings Affirmed

Central Vermont Public Service Corp.
   Corporate credit rating          BB+/Stable/--
   Senior secured debt              BBB (Recovery rtg: 1)

Rating Lowered

                                      To        From
Central Vermont Public Service Corp.
   Preferred stock            B+       BB-

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